    Peter D. Aquino
President & CEO
Internap Corporation
(703) 919-0237

October 28, 2016

Mr. R. M. Dennerlein;
Bob,
To follow through on our discussions and interviews, I am pleased to offer you on behalf of Internap Corporation, the position of SVP & Chief Financial Officer. This offer has the support of our Compensation Committee and Board of Directors, but will be subject to a background check, and final board approval. I will advance this process once you accept our offer.
A summary of the offer is as follows:

•	Role and Responsibilities will include all aspects of the position of a public company CFO, as well as Corporate IT. Section 16 Officer.

•	Reporting to the President & CEO

•	Primary location will be our Secaucus datacenter in NJ.

•	Base Salary of $275K

•	Target Cash Bonus of 50%

•	Potential for additional cash bonus up to 100% subject to Compensation Committee discretion

•
Annual Equity Grant at a value of your base salary, or $275K to start. This value will be converted into Restricted Stock, subject to a 3-year vest. 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approve metrics – TBD.

•	12 months severance, subject to clearing the first 90 days. The Company will pay COBRA for the period under severance. The severance Amount will be paid over 12 months in the normal payroll cycle.

•	Participation in Company benefits plans, including medical, dental, 401K, etc.

•	4 weeks vacation

If these terms are acceptable to you, we will proceed expeditiously to work towards a November 14th start date. I appreciate your reply in the next couple of days.

/s/ Robert Dennerlein                     Date: 10/28/16
Robert M. Dennerlein

/s/ Peter Aquino                     Date 10/28/16
Peter D. Aquino

CC: Chairman of the Compensation Committee – Charles B. Coe
And the Board of Directors

Private & Confidential – Internap Corporation